Exhibit 99.1
OM Group, Inc. and Subsidiaries
Unaudited Proforma Condensed Consolidated Balance Sheet
As of December 31, 2006

(In thousands, except share data)	As Reported	Adjustments		Proforma
ASSETS
Current assets
Cash and cash equivalents	$282,288	$478,000	(a)	$760,288
Accounts receivable, less allowance of $1,137	82,931			82,931
Inventories	216,492			216,492
Other current assets	30,648			30,648
Assets of discontinued operations	597,682	(597,682	)(b)	—

Total current assets	1,210,041	(119,682)		1,090,359

Property, plant and equipment, net	210,953			210,953
Goodwill	137,543			137,543
Notes receivable from joint venture partner, less allowance of $5,200	24,179			24,179
Other non-current assets	35,508			35,508

Total assets	$1,618,224	$(119,682)		$1,498,542

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Short-term debt	$326			$326
Current portion of long-term debt	167			167
Debt to be redeemed	402,520			402,520
Accounts payable	90,768			90,768
Accrued employee costs	28,806			28,806
Retained liabilities of businesses sold	2,158			2,158
Other current liabilities	57,396	5,000	(c)	62,396
Liabilities of discontinued operations	167,148	(167,148	)(b)	—

Total current liabilities	749,289	(162,148)		587,141

Long-term debt	1,224			1,224
Deferred income taxes	4,118			4,118
Minority interests	43,286			43,286
Other non-current liabilities	38,228			38,228

Stockholders’ equity:
Preferred stock, $.01 par value:
Authorized 2,000,000 shares, no shares issued or outstanding	—			—
Common stock, $.01 par value:
Authorized 60,000,000 shares; issued 29,801,334	297			297
Capital in excess of par value	533,818			533,818
Retained earnings	221,310	65,602	(d)	286,912
Treasury stock (61,541 shares, at cost)	(2,239)			(2,239)
Accumulated other comprehensive income	28,893	(23,136	)(b)	5,757

Total stockholders’ equity	782,079	42,466		824,545

Total liabilities and stockholders’ equity	$1,618,224	$(119,682)		$1,498,542

(a)	To recognize proceeds received from the sale of the Nickel business, including an estimated working capital adjustment of $78 million, less $8 million of estimated direct transaction costs.

(b)	To record the disposition of assets, liabilities and accumulated other comprehensive income amounts of the Nickel business.

(c)	To record an estimated additional tax liability from the sale of the Nickel business. The corresponding expense would be recorded as a component of income from discontinued operations.

(d)	To reflect the $70.6 million estimated pre-tax gain on sale, net of $5 million estimated tax effect. Such gain would be a component of income from discontinued operations.